                                     SCHEDULE 13G

CUSIP No. 302088109


                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549


                                    SCHEDULE 13G

                     Under the Securities Exchange Act of 1934


                             Exodus Communications, Inc.
                             ---------------------------
                                   (Name of Issuer)

                                    Common Stock
                                    ------------
                          (Title of Class of Securities)

                                     302088109
                                     ---------
                                   (CUSIP Number)

                                   March 18, 1998
                                   --------------
               Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X]Rule 13d-1(d)




The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Fleet Venture Resources, Inc.
          TIN#:  05-0315508

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          100,877

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          100,877

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          100,877

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.5%

12.  TYPE OF REPORTING PERSON
          CO

                                     SCHEDULE 13G

CUSIP No. 302088109

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Fleet Equity Partners VI, L.P.
          TIN#:  05-0481063

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          43,233

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          43,233

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          43,233

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.2%

12.  TYPE OF REPORTING PERSON
          PN

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Fleet Growth Resources II, Inc.
          TIN#:  05-0481064

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          43,233

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          43,233

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          43,233

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.2%

11.  TYPE OF REPORTING PERSON
          CO

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Fleet Growth Resources, Inc.
          TIN#:  05-0401134

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          43,233

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          43,233

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          43,233

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.2%

12.  TYPE OF REPORTING PERSON
          CO

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Silverado IV Corp.
          TIN#:  05-0481110

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          43,233

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          43,233

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          43,233

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.2%

12.  TYPE OF REPORTING PERSON
          CO

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Fleet Private Equity Co., Inc.
          TIN#:  05-0471718

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          144,110

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          144,110

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          144,110

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.7%

12.  TYPE OF REPORTING PERSON
          CO

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Chisholm Partners III, L.P.
          TIN#:  05-0491430

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          36,702

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          36,702

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          36,702

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.2%

12.  TYPE OF REPORTING PERSON
          PN

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Silverado III Corp.
          TIN#:  05-0488882

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          36,702

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          36,702

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          36,702

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.2%

12.  TYPE OF REPORTING PERSON
          CO

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Silverado III, L.P.
          TIN#:  05-0491418

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          36,702

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          36,702

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          36,702

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES\
          [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.2%

12.  TYPE OF REPORTING PERSON
          PN

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Kennedy Plaza Partners
          TIN#:  05-0489106

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [     ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          2,699

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          2,699

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          2,699

11.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.01%

12.  TYPE OF REPORTING PERSON
          PN

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
          Robert M. Van Degna
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          183,511

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          183,511

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          183,511

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.9%

12.  TYPE OF REPORTING PERSON*
          IN

                                     SCHEDULE 13G

CUSIP No. 302088109


1.   NAME OF REPORTING PERSON
          Habib Y. Gorgi
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [ X ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
          None

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
          183,511

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
          None

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
          183,511

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          183,511

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.9%

12.  TYPE OF REPORTING PERSON*
          IN

                                     SCHEDULE 13G

CUSIP No. 302088109

Item 1)        Name of Issuer:     Exodus Communications, Inc.

Item 1b)  Address of Issuer's Principal Executive Offices:
                         2650 San Tomas Expressway
                         Santa Clara, CA  95051

Item 2a)  Name of Persons Filing:  1)   Fleet Venture Resources, Inc.
                                   2)   Fleet Equity Partners VI, L.P.
                                   3)   Fleet Growth Resources II, Inc.
                                   4)   Fleet Growth Resources, Inc.
                                   5)   Silverado IV Corp.
                                   6)   Fleet Private Equity Co., Inc.
                                   7)   Chisholm Partners III, L.P.
                                   8)   Silverado III Corp.
                                   9)   Silverado III, L.P.
                                   10)  Kennedy Plaza Partners
                                   11)  Robert M. Van Degna
                                   12)  Habib Y. Gorgi

Item 2b) Principal Business Office for entities 1 - 10 and the business address for individuals 11 - 12 listed above:

                                   50 Kennedy Plaza
                                   Providence, RI   02903




Item 2c) Citizenship: as cited in Item 2a):  1) RI Corporation
                              2) DE Partnership
                              3) DE Corporation
                              4) RI Corporation
                              5) DE Corporation
                              6) RI Corporation
                              7) DE Partnership
                              8) DE Corporation
                              9) DE Partnership
                             10) RI Partnership
                             11) United States citizen
                             12) United States citizen

Item 2d)  Class of Securities: Common Stock

Item 2e)  CUSIP Number:        302088109

                                     SCHEDULE 13G

CUSIP No. 302088109

Item 3)        Not Applicable

Item 4)        Ownership

          FLEET VENTURE RESOURCES, INC.(FVR) owns of record 100,877 shares of Common Stock.
          FLEET EQUITY PARTNERS VI, L.P. (FEPVI)owns of record 43,233 shares of Common Stock.
          CHISHOLM PARTNERS III, L.P. (CP3) owns of record 36,702 shares of Common Stock.
          KENNEDY PLAZA PARTNERS (KPP) owns of record 2,699 shares of Common Stock.

The above entities in aggregate:

     (a)       Amount beneficially owned: 183,511 shares of Common Stock
     (b)       Percent of Class: 0.9%
     (c)       Number of shares as to which the group has:
     (i)       Sole power to vote or direct the vote: 0
     (ii)      Shared power to vote or direct the vote:  183,511
     (iii)     Sole power to dispose or direct the disposition of:  0
     (iv)      Shared power to dispose or to direct the disposition of: 183,511

     FLEET GROWTH RESOURCES II, INC. (FGRII) is a General Partner of Fleet Equity Partners VI, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     FLEET GROWTH RESOURCES, INC. (FGR) owns all of the outstanding Common Stock of Fleet Growth Resources II, Inc., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     SILVERADO IV CORP. (S4C) is a General Partner of Fleet Equity Partners VI, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     FLEET PRIVATE EQUITY CO., INC. (FPEC) owns all of the outstanding Common Stock of Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Equity Partners VI, L.P.

     SILVERADO III CORP. (S3C) is the General Partner of Silverado III, L.P. which is the General Partner of Chisholm Partners III, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Chisholm Partners III, L.P.

     SILVERADO III, L.P. (S3LP) is the General Partner of Chisholm Partners III, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Chisholm Partners III, L.P.

     FLEET FINANCIAL GROUP, INC. (FFG) owns all of the outstanding Common Stock of Fleet Private Equity Co., Inc., which owns all of the oustanding stock of Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and by virtue of the relationships previously described, may thus be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc.

     ROBERT M. VAN DEGNA and HABIB Y. GORGI have shared investment and voting power with respect to the 183,511 Common Stock shares held by FVR, FEPVI, CPIII, and KPP. Mr. Van Degna is Chairman and CEO of FPEC, FVR, FGR, FGR2, and Chairman, CEO and Treasurer of S3C and S4C, and Managing General Partner of Kennedy Plaza Partners. Mr. Gorgi is President of FPEC, FVR, FGR, FGR2, and President and Secretary of S3C and S4C, and Managing General Partner of Kennedy Plaza Partners. Messrs. Van Degna and Gorgi disclaim beneficial ownership of the shares of Common Stock not held directly by them.

                                     SCHEDULE 13G

CUSIP No. 302088109

Item 5)        Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

As of March 18, 1998, the date of the Company's initial public offering (the "Event Date"), FVR, FEPVI, CP3, and KPP (collectively, the "Fleet Entities") owned, in aggregate, greater than 10% of the outstanding common stock of the Issuer. Subsequently, the Fleet Entities sold common stock shares through the public market. As of the date of this Schedule 13G, the Fleet Entities own, in aggregate, less than 5% of the outstanding common stock of the Issuer.

Item 6)        Not Applicable

Item 7)        Not Applicable

Item 8)        See Exhibit A

Item 9)        Not Applicable

Item 10)       Not Applicable

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      EXHIBIT A

Identification and Classification of Members of the Group:

Fleet Venture Resources, Inc.           CO
Fleet Equity Partners VI, L.P.          PN
Fleet Growth Resources II, Inc.         CO
Fleet Growth Resources, Inc.            CO
Silverado IV Corp.                      CO
Fleet Private Equity Co., Inc.          CO
Chisholm Partners III, L.P.             PN
Silverado III Corp.                     CO
Silverado III, L.P.                     PN
Kennedy Plaza Partners                  PN
Robert M. Van Degna                     IN
Habib Y. Gorgi                          IN

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  FLEET VENTURE RESOURCES, INC.


                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna
                                   Its Chairman & CEO

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  FLEET EQUITY PARTNERS VI, L.P.


                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna
                                   Chairman & CEO, Fleet Growth
                                   Resources II, Inc.
                                   General Partner

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES



     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  FLEET GROWTH RESOURCES II, INC.


                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna
                                   Its Chairman & CEO

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  FLEET GROWTH RESOURCES, INC.


                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna
                                   Its Chairman & CEO

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  SILVERADO IV CORP.


                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna
                                   Its Chairman & CEO

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  FLEET PRIVATE EQUITY CO., INC.


                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna
                                   Its Chairman & CEO

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  CHISHOLM PARTNERS III, L.P.


                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna
                                   Chairman & CEO, Silverado III Corp.
                                   General Partner, Silverado III, L.P.
                                   General Partner, Chisholm Partners III, L.P.

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  SILVERADO III CORP.


                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna
                                   Its Chairman & CEO

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  SILVERADO III, L.P.



                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna
                                   Chairman & CEO Silverado III Corp.
                                   General Partner Silverado III, L.P.

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  KENNEDY PLAZA PARTNERS



                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna
                                   Managing General Partner

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  ROBERT M. VAN DEGNA


                                   /s/ Robert M. Van Degna
                                   ---------------------------------
                                   By  Robert M. Van Degna

                                     SCHEDULE 13G

CUSIP No. 302088109


                                      SIGNATURES


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 15, 1999                  HABIB Y. GORGI


                                   /s/ Habib Y. Gorgi
                                   ---------------------------------
                                   By  Habib Y. Gorgi